Exhibit 5.1

December 18, 2020

New Fortress Energy Inc.
5,882,352 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel for New Fortress Energy Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement, dated December 15, 2020 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of 5,882,352 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:  (a) the Certificate of Incorporation of the Company; (b) the Bylaws of the Company; (c) resolutions adopted by unanimous written consent of the board of directors (the “Board”) of the Company on December 15, 2020, and by the pricing committee of the Board on December 15, 2020; (d) the Registration Statement on Form S‑3 (Registration No. 333‑236921) filed with the Commission on March 5, 2020, with respect to registration under the Securities Act of 1933, as amended (the “Act”), of $250,000,000 aggregate amount of various securities of the Company, to be issued from time to time by the Company, and 145,050,664 shares of Common Stock, to be sold from time to time by the selling stockholders identified therein, as amended by Amendment No. 1 thereto filed with the Commission on May 6, 2020, and Post-Effective Amendment No. 1 thereto filed with the Commission on August 7, 2020 (such Registration Statement, as amended by such amendments, the “Initial Registration Statement”); and (e) the Registration Statement on Form S-3 (Registration No. 333-251375) filed with the Commission pursuant to Rule 462(b) on December 15, 2020 (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”).  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the due authorization, execution and delivery of the agreements by all parties thereto (other than the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares, when issued and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement.  We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 18, 2020, and to the incorporation by reference of this opinion into the Registration Statements.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, NY 10011

O